EXHIBIT 10.8



              ARMATRON INTERNATIONAL, INC/DREYFUS 401(K) PROFIT
                           SHARING PLAN AND TRUST



                          SUMMARY PLAN DESCRIPTION




                              TABLE OF CONTENTS

                          SUMMARY PLAN DESCRIPTION

             ARMATRON INTERNATIONAL, INC./DREYFUS 401(K) PROFIT
                           SHARING PLAN AND TRUST


TOPIC                                                         PAGE
------------------------------------------------------------------

INTRODUCTION                                                  1

I.     ABOUT THE PLAN                                         2
       1.  General Plan Information                           2
       2.  Plan Sponsor Information                           2
       3.  Plan Administrator Information                     3
       4.  Plan Trustee Information                           3
       5.  Service of Legal Process                           3
       6.  Investments                                        3

II.    SERVICE                                                4

III.   PARTICIPATION IN YOUR PLAN                             5
       1.  Eligible Employees                                 5
       2.  Participation Requirements                         5

IV.    CONTRIBUTIONS                                          5
       1.  Employer Discretionary Contributions               6
       2.  Electric Deferrals                                 6
       3.  Matching Contributions                             6
       4.  Qualified Non-Elective Contributions               6
       5.  Transfers and Rollovers                            7
       6.  Forfeitures                                        7

V.     COMPENSATION                                           7

VI.    VESTING                                                7

VII.   TOP-HEAVY PROVISIONS                                   9

VIII.  LOANS                                                  9

IX.    IN-SERVICE WITHDRAWALS                                10
       1.  Withdrawals at age 59 1/2                         10
       2.  Hardship Withdrawals                              10
       3.  Age 70 1/2 Distribution                           11

X.     BENEFITS UPON SEPARATION FROM SERVICE, RETIREMENT,
       OR DEATH                                              11
       1.  Separation from Service                           11
       2.  Forms of Benefit Payments                         12

XI.    ASSIGNMENT OF RIGHTS                                  12

XII.   AMENDMENT AND TERMINATION                             13

XIII.  CLAIMS PROCEDURE                                      13

XIV.   YOUR RIGHTS UNDER ERISA                               13


                                INTRODUCTION


      This Summary Plan Description (SPD) has been specifically prepared for you, the employee participating in The Armatron International, Inc./Dreyfus 401(k) Profit Sharing Plan and Trust (the "Plan"). It offers you a general outline of the major features of your Plan and your rights, obligations, and benefits, under the Plan. We have attempted to answer the questions participants most frequently ask.

      Although every effort has been made to describe the essential provisions of the Plan as accurately as possible, this SPD is not intended to detail every plan provision and every situation that may arise. If there is any conflict between the wording of this SPD and the Plan document, the terms and conditions of the Plan document will control. The Plan and all documents relating to it may be examined by you, your beneficiaries or your legal representatives, during regular business hours.

      Please read this SPD carefully so that you will better understand how the Plan can work for you. In the following pages you will find a number of important plan details including several names and addresses that you may refer to should you have any questions about your plan and your benefits.


                             I.  ABOUT THE PLAN


      There is certain general information that is important for you to know about your Plan. This information has been summarized for you in this Section.

1.    General Plan Information

      The official name of the Plan is The Armatron International, Inc./Dreyfus 401(k) Profit Sharing Plan and Trust. It is a profit-sharing and 401(k) plan intended to qualify under Section 401 of the Internal Revenue Code. Your employer has assigned Plan Number 001 to your Plan.

      The Plan was originally made effective as of July 1, 1989. Since that time the plan has been amended to comply with changes in the law. Most recently, the plan has been amended and restated effective November 1, 1994, to comply with the Tax Reform Act of 1986 and subsequent legislation.

      Your employer has appointed an administrative committee ("the Committee") to administer the Plan on a day to day basis.

      All Plan transactions, records and reports are maintained on a twelve-month period of time known as the "Plan Year". The Plan Year coincides with the calendar year.

      Your accounts will be valued on a daily basis. You will receive a detailed individual statement of your account(s) quarterly. The statement will reflect all transactions and account valuations for the reporting period. It will show you how much money has been allocated to your account(s) and how your investments are performing.

      Neither the establishment of this plan, nor your participation constitutes an employment contract between Armatron International, Inc. and yourself. It does not provide you with the right to continue as an employee or in any way limit your employer's right to discharge any employee.

      Since the Plan is a defined contribution plan, benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation (PBGC).

2.    PLAN SPONSOR INFORMATION

      The name, address, and Employer Identification Number of your Plan's Sponsor is:

      Name:       Armatron International, Inc.
      Address:    2 Main Street
                  Melrose, MA  02176

      Employer ID Number:   04-1052250

3.    Plan Administrator Information

      The address and business telephone number of your Plan's Administrative Committee are:

      Address:    2 Main Street
                  Melrose, MA  02176

      Telephone Number:  (617)  321-23000

4.    Plan Trustee Information

      The assets of the plan are held in a trust fund. The trustee of the Plan is:

           The Dreyfus Trust Company
           EAB Plaza
           144 Glenn Curtiss Boulevard
           Uniondale, NY  11556-0155

5.    Service of Legal Process

      Service of process may be made upon the Committee of any of its members at the Committee's address indicated above. Service of process may also be made upon the Plan's trustee.

6.    Investments

      You direct the investment of all amounts contributed into the Plan on your behalf. You may choose to invest in one or more mutual funds or other investment products offered by Dreyfus Service Corporation, an affiliate of The Dreyfus Corporation, made available to you under the Plan. You choose the investment option or options that are appropriate for you. You may invest all of the assets in your account in one of the available options, or you may invest your assets in two or more of the available options so long as you invest a least 10% of your account in each option selected.

      If and when your investment goals change, you may on a daily basis, transfer part or all of your existing account balance in an investment option to one or more of the other available options and/or change the way that you invest future allocations to your account.


                                II.  SERVICE


      The concept of "years of service", "service break", and "hours of service" are important for purposes of eligibility and vesting under the Plan.

      For purposes of eligibility and vesting, you will be credited with a year of service if you work at least 1,000 hours during the 12 consecutive month period commencing on the date you begin working for the employer and anniversaries thereof. You will incur a service break for eligibility purposes if you work 500 hours or less during such a 12 month period.

      You will be credited with an hour os service for the following:

      -- each hour for which you are paid or entitled to be paid by your employer for your services,

      -- each hour for which you are paid or entitled to be paid by your employer on accounts of a period of time in which you performed no services due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence,

      -- each hour for which back pay has been awarded or agreed to by your employer.

      Solely for purposes of determining whether you have incurred a service break, you will receive credit for hours of service with which you would have otherwise been credited in the event you are absent from work for maternity or paternity reasons. You are considered absent from work for maternity or paternity reasons if you are absent:

      --   by reason of your pregnancy,

      --   by reason of the birth of your child,

      -- by reason of the placement of a child with you in connection with your adoption of such child,

      -- for purposes of caring for such child for a period beginning immediately following such birth or placement

      You will be credited with hours of service based on the actual hours for which you are paid or entitled to payment.


                      III.  PARTICIPATION IN YOUR PLAN


      Before you become a member or a "participant" in the Plan, there are certain eligibility and participation rules which you must meet. These rules are described in this section.

1.    Eligible Employees

      All employees of Armatron International, Inc. are eligible to participate in the Plan except non-resident aliens who receive no income from Armatron International, Inc. which constitutes income from sources within the United States.

      A change in your eligibility status may affect your participation in the Plan. The Plan document sets forth the rules to follow in such situations. If and when such rules affect you, you will be notified.

2.    Participation Requirements

      If you are an eligible employee, you will become a participant in the Plan as of the entry date coincident with or next following the date you reach age 21 and, in the case of discretionary contributions complete one year of Service, and in the case of all other contributions complete one year of service.

      The "entry date" is defined in the Plan as the first day of the Plan Year and the first day of the fourth, seventh and tenth month of the Plan Year.


                             IV.  CONTRIBUTIONS


      Your benefits under the Plan are provided by several types of contributions that are or may be made to the Plan o your behalf each year. The various types of contributions that may be made to your plan are described in this section.

      Due to certain limitations imposed by the Internal Revenue Code, the sum of all contributions credited to your account(s) may not exceed the lesser of $30,000 or 25% of your annual compensation. The law also limits contributions made on behalf of highly compensated employees in relation to contributions of non-highly compensated employees. Furthermore, if you participate in this plan and another plan we sponsor, the contribution credited to your accounts may be subject to further limitations. You will be notified by the Committee in the event that any of these limitations affect you.

1.    Employer Discretionary Contributions

      Each year, your employer will decide whether it wishes to make a contribution to the Plan on behalf of you and your fellow participants. If your employer decides to make a contribution to the Plan in a particular year, it will contribute a percentage of your compensation to the Employer Discretionary Contribution Account maintained for you under the Plan. The percentage of compensation contributed on your behalf will be the same as the percentage contributed on behalf of other participants in the Plan."

2.    Elective Deferrals

      Upon meeting the Plan's eligibility and participation requirements, you may sign an agreement with us as of the first day of any month after you have met the requirements. This agreement will allow you to have your salary reduced by up to 20% (up to a maximum of $9,240 in 1994) on a pre-tax basis contributed to the elective deferral account maintained for you under the plan. The maximum contribution amount is adjusted annually for cost-of-living. Your salary will continue to be deferred by this percentage until you decide to change the amount or to stop making such elective deferrals. You may modify the amount of your elective deferrals as of any January 1st, April 1st, July 1st or October 1st. You may terminate your election to make elective deferrals at any time. Forms for all of these purposes are available from the Committee.

3.    Matching Contributions

      If you make: Elective Deferrals, your employer may make matching contributions to the Plan on your behalf. The Matching contribution shall be an amount or a percentage of the Elective Deferrals fixed by appropriate action of your Employer. Your employer will not match Elective Deferrals in excess of 6% of your Compensation.

      Matching contributions are made monthly by your employer. All matching contributions are made to a separate matching contribution account maintained for you under the Plan.

4.    Qualified Non-Elective Contributions

      Your employer may, in its discretion, make qualified non-elective contributions on your behalf. Qualified non-elective contributions will be made on your behalf only if you are a non-highly compensated employee who makes Elective Deferrals. The total amount of qualified non-elective contributions will be determined each year by your employer and will be allocated to participants' accounts on the basis of compensation.

      Qualified non-elective contributions will be contributed to the qualified non-elective contribution account maintained for you under the Plan.

5.    Transfers and Rollovers

      At the discretion of the Committee, you may be permitted to deposit into your Plan distributions received from other qualified plans. Such deposits, usually referred to as a "rollover", will be placed in a separate account.
You will always be 100% vested in your rollover account. The concept of "vesting" is explained in the Section in this Summary entitled "Vesting."

6.    Forfeitures

      Forfeitures occur when any Plan participant terminates employment before becoming entitled to his or her full benefits under the plan. Any forfeitures will be used by the Plan to reduce Plan expenses.


                              V.  COMPENSATION


      Your "compensation" for purposes of the Plan refers to all of your wages and other payments reported for you on Form W-2.

      Compensation shall include contributions made by your employer pursuant to a salary reduction agreement with you which are not included in your gross income.

      For Plan Years beginning on or after January 1, 1994, the annual Compensation of each Participant taken into account for determining all benefits provided under the Plan for any Plan Year shall not exceed $150,000, as adjusted for increases in the cost-of-living in accordance with section 401(a)(17)(B) of the Code.


                                VI.  VESTING


      Vesting means having a non-forfeitable right to amounts in your accounts. At all times, you are fully vested in your elective deferral account, qualified non-elective contribution account and rollover account, if any. You will become vested in your Employer Discretionary Account and Matching Contribution Account in accordance with the following schedule:

                 Years of Service     Vested Percentage
                 --------------------------------------

                 5 or more                   100%

      In addition, you will become fully vested in your Employer Discretionary Account and Matching Contribution Account upon reaching normal retirement age, 65, or upon your death or total and permanent disability.

      A Year of Service and service break have previously been discussed in the Section titled "Participation In Your Plan."

      It should also be noted that if you have five or more consecutive one year service breaks, all years of service after the service breaks will be disregarded for purposes of determining your vested interest in employer contributions that accrue before such service breaks. Your years of service before the service breaks will count for purposes of determining your vested interest in employer contributions that accrue after such service breaks if:

      -- you had any vested interest in employer contributions at the time of the service breaks; or

      -- at the time you return to service, the number of consecutive one year service breaks is less than the number of your years of service.

      In no event, however, will your years of service before the service break be taken into account until you complete a year of service after returning to our employ. If you receive a distribution and later resume employment with us, your account balance attributable to employer contributions will be restored to the amount on the date of distribution if you repay to the Plan the full amount of your distribution attributable to employer contributions before the earlier of:

      --   five years after you begin working for us again, or

      -- the date you incur five consecutive one year service breaks following the date of distribution.


                         VII.  TOP-HEAVY PROVISIONS


      A retirement plan that primarily benefits "key employees" is called a top heavy plan. Key employees are certain owners or officers of your employer.

      The Plan will be considered "top-heavy" for any year in which the sum of the account balances of certain "key employees" exceeds 60% of the sum of the account balances of all Plan participants.

      Each year, the Plan Administrator is responsible for determining whether your plan is top heavy. If the Plan is top-heavy in any year, your employer may be required to contribute a minimum amount on your behalf if you are not a key employee equal to an amount up to 3% of your compensation for that year. However, if the highest amount contributed for a key employee is less than 3% of compensation, the minimum contribution your employer will make will not be greater than that amount.

      If the Plan is top-heavy in any plan year, the following vesting schedule will be substituted for the vesting schedule set forth in the section entitled "Vesting" above for such year:

               Years of Service         Vested Percentage
               ------------------------------------------

                     2                       20%
                     3                       40%
                     4                       60%
                     5                       80%
                     6                      100%


                                 VIII. LOANS


      You may apply to the Committee for a loan using a form that will be supplied to you upon request. If you are married, your spouse must consent in writing to the loan. In deciding whether to grant your request for a loan, the Committee will consider only those factors which would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Such factors may include your credit worthiness and financial need.
 Such factors will be applied by the Committee in a uniform and non-discriminatory manner.

      The minimum amount you may borrow is $1,000. The maximum amount you may borrow is the less of (i) $50,000 (subject to certain adjustments), or (ii) one-half (1/2) of your vested account balance. The interest rate on your loan is determined by the Committee and, because it is considered a plan investment, will be commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances. Your loan will be secured by an assignment of a portion (not to exceed 50%) of your vested account balance.

      When you borrow from the Plan, you generally must repay the loan within five years with interest and principal payments at least quarterly. Interest that you pay on the loan is not deductible for federal income tax purposes. Your loan generally will be repaid through automatic payroll deductions. Both the principal and interest portions of your repayments are allocated to your accounts under the Plan from which the loan was made and are then allocated according to your current investment elections.

      In the event you default on your loan, the Committee will not attach that portion of your vested account balance pledged as security for the loan until your account is otherwise distributable under the terms of the Plan.


                         IX.  IN-SERVICE WITHDRAWALS


      In-service withdrawals, that is the withdrawal of some portion of your vested account balances while you are employed, is possible under your plan as described below. It should be noted that in-service withdrawals may only be made at such times as the Committee may designate. No single withdrawal may be for less than $500.

1.    Withdrawals at age 59 1/2

      You may make withdrawals of vested Employer Discretionary Contributions, vested Employer Matching Contributions, Elective Deferrals, Qualified Non-Elective Contributions, and Transfers allocated to your accounts for any reason after reach age 59 1/2 even though you continue to work for your employer.

2.    Hardship Withdrawals

      Withdrawals from your elective deferral account (only amounts contributed; income is excluded) on account of financial hardship are permitted if the distribution of your funds is necessary in light of your immediate and heavy financial needs. A distribution on account of financial hardship may not exceed the amount required to meet the immediate financial need created by the hardship (including amounts needed to pay any federal, state or local income tax or penalties reasonably anticipated to result from the distribution). The Committee will be responsible for determining, in a uniform and nondiscriminatory manner, whether a financial hardship exists and the amount required to meet your immediate financial needs.

      The Committee will consider the following to be immediate and heavy financial needs:

      -- certain medical care expenses incurred by you, your spouse or your dependents, or necessary for these persons to obtain such care,

      -- the purchase (excluding mortgage payments) of your principal residence,

      -- the payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse or your dependents,

      -- The need to prevent your eviction from your principal residence or the foreclosure of the mortgage of your principal residence.

      Before making a hardship withdrawal, you must obtain all distributions, other than hardship distributions, and all loans available under all plans, including this Plan, maintained by us. Once you make a hardship withdrawal, your right to make contributions of any kind to this Plan or other plans maintained by us will be suspended for 12 months. In addition, a hardship withdrawal will reduce the amount of elective deferrals that you may make in the tax year following the year in which you make such withdrawal.

      You should note that in most cases you will be subject to a 10% early withdrawal penalty tax in addition to regular income tax in the event that you make a hardship withdrawal.

3.    Age 70 1/2 Distribution

      If you continue working after your normal retirement age, 65, you are still eligible to participate. However, if you are still employed when you reach age 70 1/2, you must begin to receive your benefits by April 1st of the year following the year in which you attain age 70 1/2.


                 X.  BENEFITS UPON SEPARATION FROM SERVICE,
                            RETIREMENT, OR DEATH


1.    Separation from Service

      If you terminate your employment with us for any reason, you will be entitled to receive the value of the vested portion of your accounts as soon as administratively feasible after the date of your termination of employment. The value of the vested portion of your accounts will be determined as of the valuation date coincident with or immediately subsequent to your termination of employment. If the value of the vested portion of your accounts is greater than $3,500, your accounts will not be distributed to you prior to age 65, the Normal Retirement Age under the Plan, unless you consent to the distribution. If the value of the vested portion of your accounts is not greater than $3,500, you will receive a distribution of the value of the entire vested portion of your accounts.

2.    Forms of Benefit Payments

      The vested portion of your accounts will be paid to you in the form of a lump sum distribution. In lieu of a lump sum distribution, you or your beneficiary may elect to receive installment payments payable monthly, quarterly, semi-annually or annually.

      When you die, your account balance will be paid to your designated beneficiary. If you have not designated a beneficiary or your beneficiary does not survive you, your account balance will be paid to your estate.
Your spouse, if any, will be deemed to be your designated beneficiary unless your spouse consents in writing to the designation of another party as your beneficiary. If you establish to the satisfaction of the Committee that you are not married or that your spouse cannot be located, spousal consent to your beneficiary designation will not be required. Spousal consent to your beneficiary designation must meet several specific requirements. The Committee will provide you with the necessary forms to ensure that these requirements are satisfied. Death benefits may be paid in any form of benefit provided for under the Plan (see above) as elected by you or your beneficiary.

      You should be aware that effective January 1, 1993, a new law affecting distributions from qualified plans requires 20% withholding on distributions from plans which are eligible to be rolled over but are not paid directly to another qualified plan or Individual Retirement Accounts (IRA). To avoid this 20% withholding, a "direct rollover" must be made on distributions received after December 31, 1992 into another qualified plan or IRA.

      When you request a distribution of the vested portion of your account from this plan, your employer will provide you with a Tax Notice Regarding Plan Payments which explains consequences of not choosing a direct rollover. You should, of course, discuss this matter with your own tax advisors prior to making a decision.


                          XI.  ASSIGNMENT OF RIGHTS


      You cannot assign your rights or interest in this Plan to anyone else. In addition, you cannot pledge or assign your plan benefits as security for a loan. An exception may be made to this non-assignment rule in the case of certain divorced participants. If a court issues a "Qualified Domestic Relations Order" (QDRO) regarding your plan benefits, the Plan is required by law to follow that order. Accordingly, the judge or other arbitrator of your divorce may assign a portion of your retirement benefits to your spouse as part of your property settlement or to your children as payment of child support. Payments made pursuant to a QDRO may be made prior to the time your plan would normally make payments to you.


                       XII.  AMENDMENT AND TERMINATION


      We retain the right to amend or terminate the Plan at any time. In no event will an amendment to the Plan reduce the amount that has been credited to your accounts under the Plan. If the Plan is terminated, you will become 100% vested in all amounts held for your benefit under the Plan.


                           XIII.  CLAIMS PROCEDURE


      The Committee will endeavor to administer the Plan fairly and consistently and to pay all benefits to which you are entitled.

      You may file a written claim for benefits with the Committee. If you claim is denied in whole or in part, the Committee will inform you in writing of its decision and the reasons for such decision within 90 days of receiving your claim. You or your representative will be permitted to review pertinent documents and, within 60 days of receiving a notice denying your claim for benefits, to request to appear before the Committee or to submit further information or comments to the Committee. The Committee will issue its final decision and the reasons for such decision within 60 days after receiving your appeal, unless special circumstances require an extension of the 60-day period. If a final decision is not issued within such period, your claim for benefits will be considered denied.


                        XIV.  YOUR RIGHTS UNDER ERISA


      As a participant in the Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that you shall be entitled to:

      -- Examine, without charge, at the plan administrator's office all plan documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions

      -- Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

      -- Receive a summary of the Plan's annual financial report. We are required by law to furnish each participant with a copy of this summary annual report.

      -- Obtain a statement telling you whether you have a right to receive a pension at normal retirement age (65) and if so, what your benefits would be at normal retirement age if you stop working under the plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once a year.
           The plan must provide the statement free of charge.

      ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your plan are called "fiduciaries". They have a duty to act prudently and in the interest of you and other plan participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a pension benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suite in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.